Exhibit 99.1

CONTACT:      JOSEPH MACNOW
(201) 587-1000

              210 Route 4 East

           Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – January 14, 2009

Vornado Declares Quarterly Dividend on Common Shares of $0.95 per share
Payable 40% in Cash and 60% in Shares

PARAMUS, NEW JERSEY…..VORNADO REALTY TRUST (NYSE:VNO) announced today that its Board of Trustees has declared a regular quarterly dividend of $0.95 per share, payable on March 12, 2009 to common shareholders of record on February 5, 2009. In recognition of the current state of the economy and capital markets, the Board of Trustees has determined to augment the Company’s best-in-class balance sheet by paying this dividend in a combination of cash, not to exceed 40% in the aggregate, and common shares. This dividend policy continued for all of 2009 will enable Vornado to retain approximately $390 million of additional liquidity to further enhance its ability to take advantage of opportunities and protect against uncertainties in the capital markets.

In accordance with Internal Revenue Service procedure, shareholders will be asked to make an election to receive this dividend all in cash or all in Vornado common shares. To the extent that more than 40% cash is elected, the cash portion will be prorated. Shareholders who do not make an election will receive 40% in cash and 60% in common shares. Shares will be priced at the volume weighted average trading prices of Vornado’s common shares on the New York Stock Exchange on February 27 and March 2, 2009. The Company expects the dividend to be taxable to its shareholders. Vornado reserves the right to pay the dividend entirely in cash.

An information letter and election form will be mailed to shareholders of record promptly after February 5, 2009. The properly completed election form to receive cash or common shares must be received by Vornado’s transfer agent prior to 5:00 p.m. (EST) on February 26, 2009. Registered shareholders with questions regarding the dividend election may call American Stock Transfer and Trust Co., Vornado’s transfer agent, at (718) 921-8521. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend election please contact such bank, broker or nominee, who will also be responsible for distributing to you the letter and election form and submitting the election form on your behalf.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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